Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
China Oumei Real Estate Inc. and subsidiaries:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of China Oumei Real Estate Inc. (formerly Dragon Acquisition Corporation) (the “Company”) of our report dated March 18, 2010, relating to the balance sheets of the Company as of December 31, 2009 and 2008, and the related statements of operations, shareholders’ equity (deficit), and cash flows for the years ended December 31, 2009 and 2008, and the cumulative period from inception (March 10, 2006) through December 31, 2009, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ PMB Helin Donovan
Houston, TX
October 28, 2010